EXHIBIT 99.1

   30DC ANNOUNCES SUCCESSFUL TEST OF - MAGCAST - DIGITAL PUBLISHING PLATFORM

93% OF TEST SUBSCRIBERS GAVE PERMISSION FOR APPLE NEWSSTAND TO SHARE USER DATA WITH 30 DC, INC.

New York, NY, June 4, 2012 - 30 DC, Inc., (Pink Sheets: TDCH), founder of the online Internet marketing course THE CHALLENGE -announced the design and trial run of a new magazine publishing platform, MagCast, designed to revolutionize the magazine publishing industry using Apple's marketplace for digital media subscriptions, Newsstand a standard feature of Apple's latest mobile operating system iOS 5 for iPad, iPhone, and iPod touch. MagCast offers an apps development and maintenance tool for any publisher, large or small, who wants to publish digital content on a single issue or subscription basis.

MagCast utilizes Newsstand as the customer interface which provides electronic distribution and collects revenue as well as customer contact information. Apple requires customers to authorize release of their contact information 93% of whom authorized during the MagCast platform test.

Since its launch last fall, Newsstand has resulted in a surge of magazine and newspaper app downloads and subscriptions but has predominantly been used by large well-known publications capable of absorbing the significant expense associated with custom mobile application development and maintenance. MagCast is intended to offer a cost-effective digital publishing solution and the interactive ability of the digital magazine format to the masses, including small and niche publications.

Newsstand's centralized distribution and customer-friendly interface is changing the publication industry in the same way that iTunes changed the music industry. MagCast's design provides a roadmap and tools for content creators worldwide to generate magazine apps which may utilize Newsstand's power to access a large database of potential customers.

During the MagCast trial run for DM Magazine, 93% of users agreed to let Apple pass on their subscription information, which management believes validates the Magcast platform approach to reaching an interested audience, potential customers, and allaying fears that Newsstand users would not wish to share data with publishers.

When asked why users were so willing to submit their personal contact information, 30DC CEO Edward Dale replied, "Most of the content providers using Newsstand at the moment are traditional publishers accustomed to the 1-issue-per-30-day model; but it doesn't have to be like that. MagCast enables publishers to create interactive and customized content in a timelier manner, which is far more suited to the digital medium of web-based reading. We believe customers are happy to pass their information on to receive updates from publishers of rich, awesome, niche content that cater to their specific areas of interest."

MagCast is a collaboration of 30DC and Netbloo Media Ltd., who jointly developed the concept and design of the platform. MagCast is scheduled for full release in early June 2012.

About 30DC, Inc. (http://www.30dcinc.com)

30DC, Inc. was created in 2005 by Edward Dale to build, acquire and manage international web-based sales and marketing companies. 30DC, offers the Challenge (formerly the 30 Day Challenge) - a free module-based training program designed for individuals to learn about internet marketing at their own pace and anyone looking to make money online, including novices which can be accessed online at www.challenge.co. To date the education program has schooled more than 175,000 individuals, and currently has approximately 100,000 active online members. 30DC also offers the Immediate Edge - a membership program designed for hardcore Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online. The Immediate Ed ge offers a blog, courses, training, newsletters, a library, tools, and a private forum; more information can be found at www.immediateedge.com.

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About Netbloo Media Ltd (http://www.marketpromax.com)

Netbloo Media Ltd is a Digital Marketing agency based in Asia Pacific with clients around the world. Netbloo Media Ltd helps online startups as well as big corporate players by providing custom Digital Marketing solutions including product Launch consulting, mobile Apps development, targeted web applications and media campaigns. Netbloo Media Ltd is responsible for some of the most "game changing" products including, Market Pro Max and The MagCast Publishing Platform.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materiall y from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

FOR ADDITIONAL:
Ted Greenberg, CFO
30DC, Inc.
Phone: 917-670-6678
E-mail: ted.greenberg@30dcinc.com
Or visit http://www.30dcinc.com

































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